Valkyrie ETF Trust II 485BPOS

Exhibit 99(e)(2)

CONFIDENTIAL

AMENDMENT 5

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of May 28, 2026 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated October 15, 2021, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	CoinShares ETF Trust (formerly “Valkyrie ETF Trust II”)

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

COINSHARES ETF TRUST	ALPS DISTRIBUTORS, INC.

By:	By:
Name: Annemarie Tierney	Name: Stephen Kyllo
Title: Principle Executive Officer	Title: SVP & Director

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	All references in the Existing Agreement to “Valkyrie ETF Trust II” shall be replaced with “CoinShares ETF Trust”

2.	All references in the Existing Agreement to the “Trust” shall refer to “CoinShares ETF Trust”

3.	Appendix A is deleted in its entirety and replaced with the following Appendix A:

APPENDIX A

LIST OF FUNDS1

Effective as of May 28, 2026

CoinShares Bitcoin and Ether ETF

CoinShares Bitcoin Mining ETF

CoinShares Altcoins ETF

CoinShares Bitcoin Volatility ETF

CoinShares Bitcoin Volatility Inverse ETF

CoinShares Bitcoin Volatility Leveraged ETF

1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

1.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

2.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

3.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.